Exhibit 99.1

PRESS RELEASE

ARMADA HOFFLER PROPERTIES REPORTS THIRD QUARTER 2018 RESULTS

Net Income of $0.09 Per Diluted Share

Normalized FFO of $0.24 Per Diluted Share

Company Updated 2018 Full-Year Normalized FFO Guidance

VIRGINIA BEACH, VA, October 30, 2018 – Armada Hoffler Properties, Inc. (NYSE:AHH) today announced its results for the quarter ended September 30, 2018 and provided an update on current events.

Highlights include:

•
Net income of $5.7 million, or $0.09 per diluted share, for the quarter ended September 30, 2018 compared to net income of $10.5 million, or $0.17 per diluted share, for the quarter ended September 30, 2017.

•
Normalized Funds From Operations (“FFO”) of $15.7 million, or $0.24 per diluted share, for the quarter ended September 30, 2018 compared to Normalized FFO of $15.5 million, or $0.25 per diluted share, for the quarter ended September 30, 2017.

•	FFO of $15.9 million, or $0.24 per diluted share, for the quarter ended September 30, 2018 compared to FFO of $15.5 million, or $0.25 per diluted share, for the quarter ended September 30, 2017.

•	The Company updated 2018 full-year Normalized FFO guidance to $1.00 to $1.03 per diluted share.

•	Same Store Net Operating Income (“NOI”) for the quarter ended September 30, 2018 increased 2.8% on a GAAP basis and 0.8% on a cash basis compared to the quarter ended September 30, 2017.

•	Core operating property portfolio occupancy increased to 96.1% as of September 30, 2018 compared to 94.8% as of June 30, 2018.

•	Retail releasing spreads during the third quarter were positive 7.8% on a GAAP basis and positive 6.2% on a cash basis. There were no office lease renewals executed during the third quarter.

•
In October 2018, the Company reached an agreement to sell its at-cost purchase option to the developer of The Residences at Annapolis Junction for $5.0 million. The Company also agreed to extend the maturity of its mezzanine loan and allow the developer to refinance the project in order to realize the full potential value upon expected stabilization in 2019. The Company expects the developer to close on these transactions in the fourth quarter of 2018, at which time the Company anticipates repayment of approximately $12.0 million on its mezzanine loan in addition to the $5.0 million of option sale proceeds.

•
In October 2018, the Company announced its investment in Nexton Square, a new $45.0 million lifestyle center in the greater Charleston, South Carolina MSA. The Company will provide mezzanine financing and construction management/development services for the project. The Company will also have a below market option to purchase the project upon completion.

•
During the quarter ended September 30, 2018, the Company completed the acquisition of Lexington Square, a new 85,000 square foot Lowes Foods anchored retail center near Columbia, South Carolina for $26.8 million of total consideration, a portion of which will be paid in Operating Partnership units.

•	During the quarter ended September 30, 2018, the Company raised approximately $10.6 million of gross proceeds through its at-the-market equity offering program at an average price of $15.66 per share.

"We are pleased to report another quarter of solid financial results," said Louis Haddad, President and CEO. "Same Store NOI increased across all segments, core portfolio occupancy grew to over 96%, and retail releasing spreads grew by a significant margin. In addition to the robust growth in our portfolio, our non-traditional sources of income — third-party construction profits, mezzanine interest income, and build-to-suit asset sales — continue to expand."

Financial Results

Net income for the third quarter decreased to $5.7 million compared to $10.5 million for the third quarter of 2017. The period-over-period change was primarily due to the $4.7 million gain on sale of real estate during the third quarter of 2017. Additionally, general contracting gross profit decreased by $0.8 million due to lower volume in this segment. These decreases were partially offset by a period-over-period increase in property net operating income due to 2018 property acquisitions and certain development projects coming online.

Normalized FFO for the third quarter increased to $15.7 million compared to $15.5 million for the third quarter of 2017. FFO for the third quarter increased to $15.9 million compared to $15.5 million for the third quarter of 2017. The period-over-period changes in Normalized FFO and FFO were positively impacted by property acquisitions, completion of development projects, and higher interest income. These increases in Normalized FFO and FFO were partially offset by lower construction segment gross profits due to lower volume in this segment.

Operating Performance

At the end of the third quarter, the Company’s office, retail and multifamily core operating property portfolios were 94%, 97% and 97% occupied, respectively.

Total construction contract backlog was $25.2 million at the end of the third quarter.

Balance Sheet and Financing Activity

As of September 30, 2018, the Company had $660.6 million of total debt outstanding, including $102.0 million outstanding under its revolving credit facility. Total debt outstanding excludes unamortized GAAP fair value adjustments and deferred financing costs. Approximately 51.3% of the Company’s debt had fixed interest rates or were subject to interest rate swaps as of September 30, 2018. After considering LIBOR interest rate caps with strike prices at or below 250 basis points as of September 30, 2018, 97% of the Company’s debt was fixed or hedged.

The Company addressed the five loans originally scheduled to mature during 2018. Both of the Columbus Village loans were paid off, and the Sandbridge Commons loan was extended for five years. On July 27, 2018, the Johns Hopkins Village loan was refinanced with a new loan that matures on August 7, 2025. Additionally, on October 12, 2018, the Lightfoot Marketplace loan was refinanced with a new loan that matures on October 12, 2023.

Outlook

The Company updated its 2018 full-year guidance and expects 2018 Normalized FFO in the range of $1.00 to $1.03 per diluted share. The following table outlines the Company's updated assumptions along with Normalized FFO per diluted share estimates for the full-year 2018.

Full-year 2018 Guidance	Expected Ranges
Total NOI	$78.7M	$79.2M
Construction company annual segment gross profit [1]	$5.9M	$6.4M
General and administrative expenses	$10.8M	$11.0M
Interest income	$10.1M	$10.5M
Interest expense [2]	$19.0M	$19.2M
Normalized FFO per diluted share [3]	$1.00	$1.03

[1] Includes a gain of $2.9 million to $3.3 million from the sale of the build-to-suit distribution center during the fourth quarter.

[2] Interest expense is calculated based on the Forward LIBOR Curve, which forecasts rates rising to 2.46% by year end.
[3] Normalized FFO excludes certain items, including debt extinguishment losses, acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives and other non-comparable items.  See “Non-GAAP Financial Measures.” In addition, the calculation of Normalized FFO per diluted share assumes 64.8 million weighted average shares and units outstanding. The Company does not provide a reconciliation for its guidance range of Normalized FFO per diluted share to net income per diluted share, the most directly comparable forward-looking GAAP financial measure, because it is unable to provide a meaningful or accurate estimate of reconciling items and the information is not available without unreasonable effort as a result of the inherent difficulty of forecasting the timing and/or amounts of various items that would impact net income per diluted share. For the same reasons, the Company is unable to address the probable significance of the unavailable information and believes that providing a reconciliation for its guidance range of Normalized FFO per diluted share would imply a degree of precision for its forward-looking net income per diluted share that could be misleading to investors.

Supplemental Financial Information

Further details regarding operating results, properties and leasing statistics can be found in the Company’s supplemental financial package available at www.ArmadaHoffler.com.

Webcast and Conference Call

The Company will host a webcast and conference call on Tuesday, October 30, 2018 at 8:30 a.m. Eastern Time to review financial results and discuss recent events. The live webcast will be available through the Investors page of the Company’s website, www.ArmadaHoffler.com. To participate in the call, please dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of the conference call will be available through Friday, November 30, 2018 by dialing 844-512-2921 (domestic) or 412-317-6671 (international) and entering the pass code 13683364.

About Armada Hoffler Properties, Inc.

Armada Hoffler Properties, Inc. (NYSE: AHH) is a vertically-integrated, self-managed real estate investment trust ("REIT") with nearly four decades of experience developing, building, acquiring, and managing high-quality, institutional-grade office, retail, and multifamily properties located primarily in the Mid-Atlantic and Southeastern United States. The Company also provides general construction and development services to third-party clients, in addition to developing and building properties to be placed in its stabilized portfolio. The Company has elected to be taxed as a REIT for U.S. federal income tax purposes.

Forward-Looking Statements

Certain matters within this press release are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statement. These forward-looking statements may include comments relating to the current and future performance of the Company’s operating property portfolio, the Company’s development pipeline, the Company’s construction and development business, including backlog and timing of deliveries, financing activities, as well as acquisitions, dispositions and the Company’s financial outlook and expectations. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, and the other documents filed by the Company with the Securities and Exchange Commission from time to time.

Non-GAAP Financial Measures

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). Nareit defines FFO as net income (loss) (calculated in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared period-over-period, captures trends in occupancy rates, rental rates and operating costs. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the Nareit definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Management also believes that the computation of FFO in accordance with Nareit’s definition includes certain items that are not indicative of the results provided by the Company’s operating property portfolio and affect the comparability of the Company’s period-over-period performance. Accordingly, management believes that Normalized FFO is a more useful performance measure that excludes certain items, including but not limited to, debt extinguishment losses and prepayment penalties, property acquisition, development and other pursuit costs, mark-to-market adjustments for interest rate derivatives, and other non-comparable items.

For reference, as an aid in understanding the Company’s computation of FFO and Normalized FFO, a reconciliation of net income calculated in accordance with GAAP to FFO and Normalized FFO has been included in the final page of this release.

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	September 30, 2018	December 31, 2017
	(Unaudited)
ASSETS
Real estate investments:
Income producing property	$1,023,658	$910,686
Held for development	2,979	680
Construction in progress	139,450	83,071
Accumulated depreciation	(185,831)	(164,521)
Net real estate investments	980,256	829,916
Cash and cash equivalents	17,732	19,959
Restricted cash	2,916	2,957
Accounts receivable, net	18,224	15,691
Notes receivable	100,486	83,058
Construction receivables, including retentions	21,959	23,933
Construction contract costs and estimated earnings in excess of billings	727	245
Equity method investments	16,811	11,411
Other assets	58,747	55,953
Total Assets	$1,217,858	$1,043,123

LIABILITIES AND EQUITY
Indebtedness, net	$653,750	$517,272
Accounts payable and accrued liabilities	15,752	15,180
Construction payables, including retentions	45,541	47,445
Billings in excess of construction contract costs and estimated earnings	1,767	3,591
Other liabilities	40,912	39,352
Total Liabilities	757,722	622,840
Total Equity	460,136	420,283
Total Liabilities and Equity	$1,217,858	$1,043,123

ARMADA HOFFLER PROPERTIES, INC.
CONDENSED CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)
Revenues
Rental revenues	$28,930	$27,096	$86,227	$81,083
General contracting and real estate services revenues	19,950	41,201	63,654	161,391
Total revenues	48,880	68,297	149,881	242,474
Expenses
Rental expenses	7,103	6,830	20,049	19,069
Real estate taxes	2,840	2,693	8,388	7,797
General contracting and real estate services expenses	18,973	39,377	61,474	154,588
Depreciation and amortization	10,196	9,239	28,653	28,018
General and administrative expenses	2,367	2,098	8,092	7,762
Acquisition, development and other pursuit costs	69	61	162	477
Impairment charges	3	19	101	50
Total expenses	41,551	60,317	126,919	217,761
Operating income	7,329	7,980	22,962	24,713
Interest income	2,545	1,910	7,152	4,966
Interest expense	(4,677)	(4,253)	(13,547)	(13,282)
Loss on extinguishment of debt	(11)	—	(11)	—
Gain on real estate dispositions	—	4,692	—	8,087
Change in fair value of interest rate derivatives	298	87	1,256	300
Other income	65	74	233	154
Income before taxes	5,549	10,490	18,045	24,938
Income tax benefit (provision)	120	(29)	552	(781)
Net income	5,669	10,461	18,597	24,157
Net income attributable to noncontrolling interests	(1,467)	(2,973)	(5,036)	(7,262)
Net income attributable to stockholders	$4,202	$7,488	$13,561	$16,895
Net income per diluted share and unit	$0.09	$0.17	$0.29	$0.41
Weighted average shares and units outstanding	66,362	62,779	64,052	59,423

ARMADA HOFFLER PROPERTIES, INC.
RECONCILIATION OF NET INCOME TO FFO & NORMALIZED FFO
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(Unaudited)

Net income	$5,669	$10,461	$18,597	$24,157
Depreciation and amortization	10,196	9,239	28,653	28,018
Gain on operating real estate dispositions	—	(4,200)	—	(7,595)
Funds From Operations (FFO)	$15,865	$15,500	$47,250	$44,580
Acquisition, development and other pursuit costs	69	61	162	477
Impairment charges	3	19	101	50
Loss on extinguishment of debt	11	—	11	—
Change in fair value of interest rate derivatives	(298)	(87)	(1,256)	(300)
Normalized FFO	$15,650	$15,493	$46,268	$44,807
Net income per diluted share and unit	$0.09	$0.17	$0.29	$0.41
FFO per diluted share and unit	$0.24	$0.25	$0.74	$0.75
Normalized FFO per diluted share and unit	$0.24	$0.25	$0.72	$0.75
Weighted average common shares and units - diluted	66,362	62,779	64,052	59,423

The adjustment for gain on operating real estate dispositions excludes the gain recognized in the three months ended September 30, 2017 on the land outparcel at Sandbridge Commons because this was a non-operating parcel.

Contact:

Michael P. O’Hara
Armada Hoffler Properties, Inc.
Chief Financial Officer and Treasurer
Email: MOHara@ArmadaHoffler.com
Phone: (757) 366-6684